Exhibit 99.1

CH2M HILL Companies, Ltd.

CEO Quarterly Report

First Quarter 2015

Dear Stockholders,

In the first quarter of 2015, I am pleased to report profitable financial performance and substantially improved results over the first quarter of 2014. We are reporting first quarter revenue of $1.3 billion and net income for the quarter of $23 million. These results point to solid delivery in our core businesses, as well as significant cost savings of nearly $40 million as compared to the first quarter of 2014, resulting from our recent restructuring efforts.

Several of our business groups and regions posted very good first quarter results, accompanied by major project wins and new contracts. Among the more significant wins were planning, design and construction services for a county-wide storm water system retrofit, as part of an innovative, 30-year public-private partnership in Prince George’s County, Maryland; and systems reference design for a 27-mile mass rapid transit line in Kuala Lumpur, which will greatly improve public transit for the city and its suburbs.

Effective May 7, 2015, the Board of Directors valued our common stock at $51.14 per share.

We are excited about getting 2015 off to a strong start, and we are optimistic about the rest of the year. With continued discipline and focus on growing our business, we believe that 2015 has great potential to be one of our most profitable years ever.

Jacqueline Hinman, Chairman and CEO
CH2M HILL Companies, Ltd.

1st Quarter 2015 Financial Results

In the first quarter ended March 27, 2015, we realigned our business into the following five business groups: Environment and Nuclear; Industrial and Urban Environments (“IUE”); Oil, Gas and Chemicals; Transportation; and Water. Although Power now falls within the IUE business group, we have identified Power as a separate reportable operating segment because we are currently in the process of exiting the Power business, and we are monitoring the results of our Power business apart from the rest of the business group.

Revenue

Gross revenue for the first quarter of 2015 was $1.3 billion, which represents a decrease of $15 million, or 1%, as compared to the same quarter in 2014. The primary reason for the decline was a decrease of $38 million in our Power segment in the first quarter of 2015, caused primarily by a deliberate reduction in revenue in this segment due to our shift in 2014 away from fixed-price EPC projects and our announcement that we are exiting this business.

Partially offsetting the overall decline in revenue in the Power segment, several business groups increased revenues. Within our Environment and Nuclear business group, revenue increased $9 million, or 3%, in the quarter as compared to the same quarter in 2014. In IUE revenue increased by $8 million, or 8%, and in Oil, Gas and Chemicals revenue increased by $9 million, or 5%, in the quarter ended March 27, 2015 as compared to the same quarter in 2014. For the first quarter of 2015, revenue for our Transportation segment was essentially flat, and revenue for Water was down $5 million, or 2%, as compared with the same quarter in 2014.

Net Income/Loss

For the first quarter of 2015, net income was $23 million as compared to a net loss of $6 million for the same quarter in 2014, or an increase of $29 million. The increase in net income is primarily due to the $32 million after-tax project loss taken during the first quarter of 2014 related to a change in estimate for a fixed-price contract to design and construct a new power generation facility in the northeastern United States. Excluding restructuring costs of $6 million after tax and losses from our Power business of $1 million after tax, our net income for the quarter ended March 27, 2015 would have been $30 million.

Operating Segments

Within the Power business, operating income was close to zero for the first quarter of 2015 compared to a $56 million loss in the same quarter of 2014, and there were no additional charges to operations from problem projects in the first quarter of 2015. Management continues to seek recovery of a portion of the total project losses from Power clients through change order requests, claims and relief from liquidated damages assessed. There can be no assurance we will be successful in obtaining such recoveries.

In addition to the Power business results improving in the first quarter of 2015, we also had improved results in IUE, in which operating income increased $7 million as compared to an operating loss of $6 million in the same quarter of 2014 due to several additional consulting and project management contracts and cost savings from restructuring the IUE business group. In Oil, Gas and Chemicals, operating income also increased $7 million in the first quarter of 2015 as compared to the same quarter of 2014, primarily due to increased activity in projects in Alaska as well as cost savings related to our restructuring activities. Operating income for our Environment and Nuclear business group remained essentially flat quarter over quarter.

In our Transportation business group, operating income was down $14 million for the quarter ended March, 27, 2015 as compared to March 31, 2014 due to an $11 million additional loss provision in 2015 on a fixed-price contract to design and construct roadway improvements on an expressway in the southwestern U.S.

For Water, operating income decreased by $4 million for the quarter ended March 27, 2015 as compared to the quarter ended March 31, 2014, due primarily to a $3 million claim settlement related to legacy projects obtained through a previous acquisition.

Cash and Liquidity

As of March 27, 2015, cash and cash equivalents totaled $134 million. Total debt outstanding was $488 million and available capacity under our revolving credit facility was $354 million. We generated strong cash flow from operations of $41 million in the first quarter of 2015.

2015 Outlook

Consistent with prior projections, we expect 2015 revenue to be in the same range as 2014 with substantially improved net income more in line with profitable past performance as a result of the recent restructuring actions, improved operational efficiency, and the expectation that we will have fewer projects in a loss position in 2015.

Stock Price

Effective May 7, 2015, the Board of Directors valued the price of our common stock at $51.14 per share. This price is nearly 7% higher than the price of CH2M common stock that was set by the CH2M Board of Directors on February 20, 2015.

The next trade date on CH2M’s internal market is June 5, 2015. Those eligible participants who wish to buy or sell CH2M common stock in their Ownership accounts on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. (“NTB”), no later than 5:00 p.m. MDT on May 22, 2015. All eligible participants will receive detailed information about the trade date and how to participate directly from NTB. Participants who wish to sell shares in their 401(k) account will need to notify Fidelity no later than 2:00 p.m. MDT on May 13, 2015.

Financial Highlights

Consolidated Statements of Operations (USD in thousands, except per share data):

	(Unaudited)
	For the Three Months Ended
	March 27, 2015	March 31, 2014
Gross revenue	$1,263,986	$1,279,449
Equity in earnings of joint ventures and affiliated companies	11,350	19,287
Operating expenses:
Direct cost of services and overhead	(1,002,449)	(1,050,853)
General and administrative	(232,022)	(257,429)
Operating income (loss)	40,865	(9,546)
Other income (expense):
Interest income	41	214
Interest expense	(3,896)	(3,430)
Income (loss) before provision for income taxes	37,010	(12,762)
(Provision) benefit for income taxes	(9,505)	3,885
Net income (loss)	27,505	(8,877)
Less: (Income) loss attributable to noncontrolling interests	(4,007)	2,785
Net income (loss) attributable to CH2M	$23,498	$(6,092)
Net income (loss) attributable to CH2M per common share:
Basic	$0.86	$(0.21)
Diluted	$0.86	$(0.21)
Weighted average number of common shares:
Basic	27,363,496	28,809,022
Diluted	27,385,943	28,809,022

Stock Price Chart

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net income (loss) attributable to CH2M and net income (loss) per diluted common share attributable to CH2M adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes that these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Quarter Ended March 27, 2015
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Net income attributable to CH2M	$23	$7	$30

Net income per diluted common share attributable to CH2M	$0.86	$0.22	$1.08

(A)                               Adjustments relate to costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after-tax restructuring charges of $6 million (or $0.20 per diluted share) and after-tax losses from our Power business of $1 million (or $0.02 per diluted share).

	Quarter Ended March 31, 2014
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Net (loss)/income attributable to CH2M	$(6)	$30	$24

Net (loss)/income per diluted common share attributable to CH2M	$(0.21)	$1.03	$0.82

(A)                               Adjustment relates to after-tax losses from our Power business of $30 million (or $1.03 per diluted share).

Forward-Looking Statement

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, business strategies, client market segment concerns, and growth opportunities.

Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a list of factors that could cause actual operational and financial results to differ from those expected. For information about the price of CH2M stock, please view our most recent Form 8-K. All documents required to be filed with the SEC and other regulators are available via the stockholder information website at www.ch2mstockholder.com and on the SEC’s website at www.sec.gov.